FOR IMMEDIATE RELEASE
For more information, contact:

Media & Investors:	Media:
John Vincenzo	Kevin Flanagan
3Com Corporation	3Com Corporation
508-323-1260	508-323-1101
john_vincenzo@3com.com	kevin_flanagan@3com.com
3COM TO PROCEED WITH SHAREHOLDER MEETING ON MARCH 21, 2008
TO VOTE ON EXISTING MERGER AGREEMENT
WITH BAIN CAPITAL PARTNERS
MARLBOROUGH, MASS. – March 19, 2008 – 3Com Corporation (NASDAQ: COMS) today announced that it intends to proceed with its currently scheduled shareholder meeting on Friday, March 21, 2008, at 8 a.m. EDT at the company’s headquarters located at 350 Campus Drive, Marlborough, Massachusetts 01752-3064, to enable 3Com shareholders to vote on the company’s existing merger agreement with affiliates of Bain Capital Partners, LLC. The sole purpose of the special meeting is to conduct the shareholder vote. 3Com does not intend to hold a question-and-answer session in conjunction with the meeting.
The company intends to convene the shareholders’ meeting in order to fulfill its commitments under the merger agreement, which include holding a shareholders’ meeting, and to preserve its rights under the merger agreement, including its right to pursue a break-up fee under certain circumstances. The 3Com Board of Directors continues to recommend that 3Com shareholders vote in favor of the proposal to adopt the merger agreement.
Under the terms of the company’s existing merger agreement with affiliates of Bain Capital Partners, 3Com shareholders would receive $5.30 in cash per share and 3Com would become a private company, wholly owned by affiliates of Bain Capital Partners. As part of the merger transaction, affiliates of Huawei Technologies would also acquire a minority interest in 3Com and become a commercial and strategic partner of the company.
3Com and affiliates of Bain Capital and Huawei Technologies made a joint voluntary filing with the Committee on Foreign Investment in the United States (CFIUS) in connection with the proposed merger transaction. The parties withdrew their joint filing after they were unable to reach a mitigation agreement with CFIUS to address concerns raised by CFIUS, and no application has been re-submitted to date.
Since the withdrawal, 3Com, Bain Capital Partners and Huawei Technologies have been working to construct alternatives that would address CFIUS’ concerns. To date, the parties have been unable to agree upon an alternative transaction that addresses CFIUS’ concerns and is acceptable to 3Com’s Board of Directors.
“While we remain committed to exploring alternatives that would enable us to complete the merger transaction contemplated by our existing merger agreement, we also remain confident in our long-term prospects” said 3Com President and Chief Executive Officer, Edgar Masri. “The company and our strategy, which attracted Bain Capital to 3Com in the first place, have not changed.”
At the time they withdrew their joint application, the parties notified CFIUS that they would not go forward with the proposed transaction in the form presented to CFIUS, which included a minority investment by affiliates of Huawei Technologies in 3Com. Accordingly, there can be no assurance that the parties will be able to close the merger transaction contemplated by the existing merger agreement, even if the merger agreement is approved by 3Com’s shareholders. Additionally, there can be no assurance that the parties will reach agreement on an alternative transaction that both addresses concerns raised by CFIUS and is acceptable to 3Com.
About 3Com Corporation
3Com Corporation (NASDAQ: COMS) is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. 3Com also includes H3C Technologies Co., Limited (H3C), a China-based provider of network infrastructure products. H3C brings high-performance and cost-effective product development and a strong footprint in one of the world’s most dynamic markets. Through its TippingPoint division, 3Com is a leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.
Safe Harbor
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the scheduled shareholders’ meeting, the merger transaction contemplated by the company’s merger agreement with affiliates of Bain Capital Partners, the company’s preservation of rights under the merger agreement (including possible reverse break up fees), the exploration of alternatives to address CFIUS’ concerns, approvals of alternative transactions and the company’s future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to consummating a merger transaction (particularly in light of CFIUS’ failure to approve the existing merger transaction as presented to CFIUS), risks related to our ability to satisfy CFIUS’ concerns and obtain approval from CFIUS on the existing merger agreement or any alternative transaction and our ability to avoid the President blocking any proposed transaction, risks related to our ability to hold our scheduled shareholders’ meeting, risks relating to our ability to agree on future alternative deal structures, risks related to our ability to pursue and obtain a reverse break-up fee under the merger agreement and risks related to our ability to profitably grow our company; and other risks detailed in our filings with the SEC, including those discussed in our quarterly report filed with the SEC on Form 10-Q for the quarter ended November 30, 2007. 3Com Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.
Additional Information About the Transaction and Where to Find It
In connection with the proposed merger, 3Com has filed and mailed a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement because it contains important information about 3Com and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by 3Com at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from 3Com by directing such request to 3Com Corporation 350 Campus Drive, Marlborough, MA 01752-3064 Attention: Investor Relations; Telephone: 508-323-1198. Investors and security holders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction. 3Com and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of 3Com’s participants in the solicitation is set forth in 3Com’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.
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